Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2022, with respect to the consolidated and combined financial statements of Blue Owl Capital Inc. and subsidiaries as of December 31, 2021 and 2020, the related consolidated and combined statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

June 16, 2022